      As filed with the Securities and Exchange Commission on April 9, 2004
                                                     Registration No. 333-100126
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        POST-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM S-11
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                        --------------------------------

             BEHRINGER HARVARD MID-TERM VALUE ENHANCEMENT FUND I LP
      (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENTS)
                         -------------------------------

                     1323 NORTH STEMMONS FREEWAY, SUITE 211
                               DALLAS, TEXAS 75207
                                 (866) 655-1605
               (Address, Including Zip Code and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                        --------------------------------

                             GERALD J. REIHSEN, III
    EXECUTIVE VICE PRESIDENT AND SECRETARY OF BEHRINGER HARVARD ADVISORS I LP
                     1323 NORTH STEMMONS FREEWAY, SUITE 211
                               DALLAS, TEXAS 75207
                                 (866) 655-1610
            (Name, Address, Including Zip Code and Telephone Number,
                   Including Area Code, of Agent for Service)
                         -------------------------------

                                   COPIES TO:
                           ROSEMARIE A. THURSTON, ESQ.
                             LAUREN B. PREVOST, ESQ.
                          MORRIS, MANNING & MARTIN, LLP
                          1600 ATLANTA FINANCIAL CENTER
                            3343 PEACHTREE ROAD, N.E.
                           ATLANTA, GEORGIA 30326-1044
                                 (404) 233-7000
                         -------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following effectiveness of this Registration Statement.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |X|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

================================================================================

                                EXPLANATORY NOTE

     This Post-Effective Amendment No. 2 to Registration Statement on Form S-11 (No. 333-100126) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 36.  FINANCIAL STATEMENTS AND EXHIBITS


     (b) The following exhibits are filed as part of this registration statement:

     Exhibit No.     Description
     -----------     -----------

       23.3 Consent of PricewaterhouseCoopers LLP with respect to the financial statements of Behringer Harvard Mid-Term Value Enhancement Fund I LP

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 9th day of April, 2004.

                                    BEHRINGER HARVARD MID-TERM VALUE ENHANCEMENT
                                    FUND I LP


                                    By:  /s/ Robert M. Behringer
                                         --------------------------------------
                                         Robert M. Behringer
                                         General Partner

                                    By:  Behringer Harvard Advisors I LP
                                         General Partner


                                         By: /s/ Robert M. Behringer
                                             ----------------------------------
                                         Robert M. Behringer
                                         Chief Executive Officer of Behringer
                                         Harvard Advisors I LP


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.


              SIGNATURE                                 TITLE                               DATE
              ---------                                 -----                               ----

                                         General Partner of the Registrant and          April 9, 2004
 /s/  Robert M. Behringer                Chief Executive Officer of Behringer
 -------------------------------------   Harvard Advisors I LP (Principal
      Robert M. Behringer                Executive Officer)

 /s/  Gary S. Bresky                     Chief Financial Officer and Treasurer of
 -------------------------------------   Behringer Harvard Advisors I LP                April 9, 2004
      Gary S. Bresky                     (Principal Financial and Accounting
                                         Officer)

                                      II-2